EXHIBIT 99.1

NEWS BULLETIN
RE: CLAIRE’S STORES, INC.

3 S.W. 129th AVENUE, PEMBROKE PINES, FLORIDA 33027 (954) 433-3900
CLAIRE’S STORES ANNOUNCES FOURTH QUARTER & FISCAL 2007 RESULTS:
FISCAL 2007 SALES INCREASE EIGHT PERCENT;
DILUTED EPS INCREASES 35% FOR THE FOURTH QUARTER
AND 13% FOR THE FULL FISCAL YEAR;
FRENCH KEY MONEY ACCOUNTING ISSUE RESOLVED
PEMBROKE PINES, Florida, April 18, 2007. Claire’s Stores, Inc. (NYSE:CLE) today announced financial results for the fourth quarter of Fiscal 2007 and Fiscal 2007 in its entirety. The Company also reported the resolution of the French key money accounting issue which delayed the completion of its Fiscal 2007 audit.
Fourth Quarter Results

Results for the fourth quarter of Fiscal 2007, which ended February 3, 2007, were as follows: Net income increased 25 percent to $86.5 million from $69.1 million during the comparable period in Fiscal 2006, which ended January 28, 2006. On a per share basis, diluted net income during the fourth quarter of Fiscal 2007 rose 35 percent to $0.93 per share compared to $0.69 per share in Fiscal 2006 reflecting, in part, the impact of the Company’s Fiscal 2007 stock buyback. The fourth quarter results for Fiscal 2006 include $5.7 million in taxes, or $0.06 per diluted share, associated with the repatriation of $95 million of foreign earnings.
For the fourth quarter of Fiscal 2007, net sales rose 14 percent to $472.3 million, compared with $414.7 million for the same period last year. Comparable store sales for the fourth quarter of Fiscal 2007 increased one percent, after achieving a six percent increase in the fourth quarter of Fiscal 2006.
Fourth quarter comparable store sales results were as follows:
•	Claire’s North America: positive low single digits

•	Claire’s International: negative low single digits

•	Icing by Claire’s: negative low single digits
Commenting on fourth quarter results, Marla Schaefer, Co-Chairman and Co-Chief Executive Officer, stated that, “In North America, the fourth quarter exhibited a pattern that has now repeated itself for the past few years. Sales picked up over the long Thanksgiving weekend and then slowed until shortly before Christmas with customers waiting until then to buy the items we are so well known for, such as stocking stuffers and holiday accessories. Then, in the weeks immediately following Christmas, they come back to our stores to take advantage of January sales, see the early introduction of new spring merchandise and to redeem gift cards. The improvement in January’s North American comparable store sales, compared to the lower results in November and December, bore this out.”

Co-Chairman and Co-Chief Executive Officer Bonnie Schaefer said, “During the fourth quarter of Fiscal 2007, our European business continued to face many of the same issues that have impacted results throughout the year, which we have identified and continue to address. We have begun a small test of our new point of sale (POS) equipment in the United Kingdom as well as in North America, with an expanded rollout taking place throughout the year. Our pricing initiatives throughout continental Europe are proceeding on track and as newly priced merchandise is being introduced into our stores, we are seeing strong customer acceptance. We anticipate further improvements in this area throughout Fiscal 2008.”
Fiscal 2007 Results
Fiscal 2007 net sales grew eight percent to approximately $1.48 billion from approximately $1.37 billion in Fiscal 2006. Comparable store sales increased one percent, compared with an increase of six percent during Fiscal 2006.
Net income in Fiscal 2007 increased 10 percent to $188.8 million from $172.3 million. On a diluted per share basis, net income for Fiscal 2007 increased 13 percent to $1.96 from $1.73, reflecting, in part, the impact of the Company’s Fiscal 2007 stock buyback.
Fiscal 2007 results were impacted by the settlement of certain multi-year foreign and domestic income tax audits which resulted in a net tax benefit of approximately $5.3 million, or $0.06 per diluted share.
Store Count: End of the Fourth Fiscal Quarter

	February 3, 2007	January 28, 2006
Claire’s North America	1,691	1,676
Claire’s Europe	859	772
Icing by Claire’s	442	430
Claire’s Nippon	19	3 172

Total	3,185	3,050

Resolution of the French Key Money Accounting Issue
On March 13, 2007, the Company announced that the release of its fourth quarter and full year financial results for Fiscal 2007 would be delayed due to an unresolved issue relating to the accounting treatment of key money paid for lease rights for the Company’s stores in France and whether this key money should be considered an intangible asset with an indefinite life, in accordance with the Company’s current accounting practices, or as a direct cost of the related leases. If key money is considered a direct cost of the leases, amortization of those costs would have been required and the Company would record a non-cash amortization charge and consequently reduce net income and diluted earnings per share.
The Company has been working with the Securities and Exchange Commission (the “SEC”) to obtain pre-clearance of its accounting treatment of this key money. On Thursday, April 12, 2007, the SEC and the Company completed their discussions and agreed upon accounting models which, although different from the Company’s current approach, will not result in amortization charges for Fiscal 2007. The Company now expects to file its Annual Report on Form 10-K, for the Fiscal Year ended February 3, 2007, on or before April 19, 2007.

Forward-looking Statements
This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. Statements that are not historical are considered forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: changes in consumer preferences and consumer spending for pre-teen, teen and young adult apparel and accessories; competition; general economic conditions such as inflation and increased energy costs; general and political social conditions such as war, political unrest and terrorism; natural disasters or severe weather events; currency fluctuations and exchange rate adjustments; changes in laws; uncertainties generally associated with the specialty retailing business; disruptions in our supply of inventory; inability to increase comparable store sales at recent historical rates; inability to design and implement new information systems; delays in anticipated store openings or renovations; uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final GAAP adjustments and other changes to comply with applicable laws, rules and regulations; the reactions of the Company’s customers and suppliers to the transaction; and diversion of management time on merger-related issues. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s Annual Report on Form 10-K for the Fiscal Year ended January 28, 2006. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.
Company Overview
Claire’s Stores, Inc. is a leading international specialty retailer offering value-priced costume jewelry and accessories to fashion-aware tweens, teens and young adult females through its two store concepts: Claire’s and Icing by Claire’s. While the latter operates only in North America, Claire’s operates internationally. As of April 7, 2007, Claire’s Stores, Inc. operated approximately 3,000 stores in the United States, Canada, Puerto Rico, the Virgin Islands, the United Kingdom, Ireland, France, Switzerland, Austria, Germany, Spain, Portugal, Belgium and the Netherlands. Claire’s Stores, Inc. operates through its subsidiary, Claire’s Nippon, Co., Ltd., approximately 195 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. (fka JUSCO, Co. Ltd.), a $40 billion specialty retailer headquartered in Japan. The Company also licenses approximately 135 stores in the Middle East, Turkey and Russia under a licensing and merchandising agreement with Al Shaya Co., Ltd. and eight stores in South Africa under similar agreements with The House of Busby Limited.
Additional Information
Note: Other Claire’s Stores, Inc. press releases, a corporate profile and most recent 10-K and 10-Q reports are available via Claire’s corporate website: http://www.clairestores.com. For information about our products and stores, please go to http://www.claires.com.
Contact Information
Marisa F. Jacobs, Esq., Vice President of Corporate Communications and Investor Relations Phone: 212.594.3127, Fax: 212.244.4237 or Email at marisa.jacobs@claires.com

CLAIRE’S STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	THREE MONTHS ENDED				TWELVE MONTHS ENDED
	February 3, 2007		January 28, 2006		February 3, 2007		January 28, 2006
Net sales	$472,307,000	100.0%	$414,743,000	100.0%	$1,480,987,000	100.0%	$1,369,752,000	100.0%
Cost of sales, occupancy and buying expenses	211,106,000	44.7%	183,782,000	44.3%	691,646,000	46.7%	625,866,000	45.7%

Gross profit	261,201,000	55.3%	230,961,000	55.7%	789,341,000	53.3%	743,886,000	54.3%

Other expenses (income):
Selling, general and administrative	133,452,000	28.3%	114,833,000	27.7%	482,097,000	32.6%	449,555,000	32.8%
Depreciation and amortization	15,452,000	3.3%	12,458,000	3.0%	56,771,000	3.8%	48,900,000	3.6%
Interest and other income	(4,996,000)	(1.1%)	(5,435,000)	(1.3%)	(18,177,000)	(1.2%)	(14,240,000)	(1.0%)

	143,908,000	30.5%	121,856,000	29.4%	520,691,000	35.2%	484,215,000	35.4%

Income before income taxes	117,293,000	24.8%	109,105,000	26.3%	268,650,000	18.1%	259,671,000	19.0%
Income taxes	30,821,000	6.5%	40,049,000	9.7%	79,888,000	5.4%	87,328,000	6.4%

Net income	$86,472,000	18.3%	$69,056,000	16.7%	$188,762,000	12.7%	$172,343,000	12.6%

Net income per share:

Basic:
Net Income per share	$0.93		$0.70		$1.97		$1.74

Diluted:
Net Income per share	$0.93		$0.69		$1.96		$1.73

Weighted average number of shares outstanding:

Basic	92,934,000		99,235,000		95,959,000		99,106,000

Diluted	93,166,000		99,749,000		96,231,000		99,522,000

CLAIRE’S STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	February 3, 2007	January 28, 2006
ASSETS
Current assets:
Cash and cash equivalents	$340,877,000	$431,122,000
Inventories	121,119,000	113,405,000
Prepaid expenses	35,565,000	17,738,000
Other current assets	41,081,000	35,742,000

Total current assets	538,642,000	598,007,000

Property and equipment:
Land and building	17,350,000	18,151,000
Furniture, fixtures and equipment	283,556,000	252,346,000
Leasehold improvements	288,499,000	238,817,000

	589,405,000	509,314,000
Less accumulated depreciation and amortization	(324,080,000)	(286,595,000)

	265,325,000	222,719,000

Intangible assets, net	63,879,000	56,175,000
Other assets	22,478,000	15,162,000
Goodwill	200,942,000	198,638,000

	287,299,000	269,975,000

Total assets	$1,091,266,000	$1,090,701,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Trade accounts payable	$56,323,000	$50,242,000
Income taxes payable	35,102,000	36,708,000
Accrued expenses and other liabilities	104,026,000	92,495,000

Total current liabilities	195,451,000	179,445,000

Long-term liabilities:
Deferred tax liability	19,424,000	20,979,000
Deferred rent expense	26,125,000	21,959,000
Other liabilities	2,604,000	—

Total long-term liabilities	48,153,000	42,938,000

Stockholders’ equity:
Class A stock — par value $0.05 per share	243,000	245,000
Common stock — par value $0.05 per share	4,410,000	4,729,000
Additional paid-in capital	75,486,000	60,631,000
Accumulated other comprehensive income, net of tax	33,956,000	21,036,000
Retained earnings	733,567,000	781,677,000

Total stockholders’ equity	847,662,000	868,318,000

Total liabilities and stockholders’ equity	$1,091,266,000	$1,090,701,000